UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2007

STEC, INC.

(Exact name of registrant as specified in charter)

California	000-31623	33-0399154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Daimler Street, Santa Ana, California	92705-5812
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 476-1180

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events.

On October 25, 2007, the Board of Directors (the “Board”) of STEC, Inc. (the “Company”) approved certain changes to its policy for annual equity awards to non-employee directors. In lieu of receiving annual grants of restricted stock units, each non-employee director will receive an annual grant of stock options for 30,000 shares of the Company’s common stock under the Company’s 2000 Stock Incentive Plan upon such director’s re-election to serve on the Board by the Company’s shareholders at the Company’s Annual Shareholders Meetings (the “Annual Meetings”). Each stock option will be granted on the date of the Annual Meetings and will have an exercise price per share equal to the fair market value of the Company’s common stock as measured by the closing price of the common stock as reported on the Nasdaq Global Market on the date of such Annual Meeting. The stock options will vest and become exercisable in a series of four successive equal annual installments upon the non-employee director’s completion of each year of Board service over the four-year period measured from the date of grant. The stock options will have a term of 10 years measured from the grant date, subject to earlier termination following the non-employee director’s cessation of service on the Board. The stock options will immediately vest in full upon certain changes in control or ownership of the Company.

No changes were made to the other compensation arrangements for the non-employee directors. A summary of the Company’s current non-employee director compensation arrangements, reflecting the change referenced above, is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished as part of this report:

Exhibit Number	Description of Exhibit
99.1	Summary of Non-Employee Director Compensation Arrangements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 29, 2007	STEC, Inc.

	By:	/s/ Dan Moses
Dan Moses
Chief Financial Officer and Executive Vice President

Exhibit Index

Exhibit Number	Description of Exhibit
99.1	Summary of Non-Employee Director Compensation Arrangements.